12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Moves to Head Off Perceived
Market Manipulation in Its Share Price

Company Initiates Three-Pronged Attack

SALT LAKE CITY, UTAH - (PR NEWSWIRE) - June 15, 2004 - Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it believes that it has been subject to manipulation by unknown parties of the price of its shares on the Over-the-Counter Bulletin Board (OTCBB) in the form of illegal short selling. The company believes that such market manipulation has created an artificial market response to Golden Eagle’s positive progress regarding gold production trends at its Cangalli gold mine in western Bolivia and expansion efforts at its Buen Futuro gold/copper deposit in eastern Bolivia.

        “In 7 years as Golden Eagle’s CEO, I have never seen the market behave as arbitrarily as it has during the past three months,” stated the company CEO, Terry C. Turner. “We believe that our recent trading activity, in the face of our positive corporate developments, defies explanation by traditional market forces. Our upward trend in gold production at Cangalli that has seen a 25% increase over a month ago, and a 49% increase over two months ago, as well as our announced potential production growth by adding 3,000 troy ounces of gold and 4 million pounds of copper per month at our Buen Futuro gold/copper deposit, we believe ordinarily would have contributed to a significant increase in our share price.”

        As a result of this perceived market manipulation, Golden Eagle has undertaken three measures to combat market interference from shorters: First, the company has hired a law firm, which has specialized in de-listing American companies that were involuntarily listed on the Berlin Stock Exchange, to de-list Golden Eagle’s shares from trading on that exchange. Second, the company has hired a separate law firm specializing in securities litigation to evaluate which pending lawsuit may be appropriate for it to join as a plaintiff against the defendants in those suits: the Depository Trust and Clearing Company (DTCC), the Depository Trust Company (DTC) and the National Securities Clearing Corporation (NSCC), and other entities that directly or indirectly may have contributed to the capabilities of market manipulating shorters. Third, Golden Eagle is requesting that its shareholders request that their shares be converted to paper certificates and either be physically sent to the shareholder or physically be held by the shareholder’s stockbroker.

        Golden Eagle believes that the measures above, and others that may result from current investigations under way by the Securities and Exchange Commission (SEC) and the National Association of Securities Dealers (NASD), may contribute to a fairer and more representative market for its shares.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,000 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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